Exhibit 21

                     List of Subsidiaries of the Registrant

Listed below are the subsidiaries of MEDTOX Scientific, Inc., all of which are wholly owned.

MEDTOX Laboratories, Inc.
MEDTOX Diagnostics, Inc.